EXHIBIT 99.1


( BW)(NV-DISCOVERY-INVESTMENTS)(DCIV) Discovery Investments, Inc.
Announces Negotiations to Acquire Ultrabio Technology, Ltd

    Business Editors

    LAS VEGAS--(BUSINESS WIRE)--April 30, 2004--Donald K. Bell, Discovery Investments, Inc.'s (OTCBB:DCIV) Chief Executive Officer announced today that the company has entered into preliminary negotiations to acquire all of the business and assets of Ultrabio Technology , Ltd, ("Ultrabio") (a privately held company). Ultrabio is incorporated under the laws of the British Virgin Islands. Ultrabio owns 100% of Fibersense Photonics Corporation ("Fibersense"). Fibersense is a VOIP ("voice over" Internet protocol) voice and data fixed and wireless telecommunication solutions provider and virtual operator with branch offices in Canada, Mainland China, Hong Kong and Taiwan. In addition, Fibersense has established sales and engineering offices in Hangzhou, Beijing, Guengzhou, Shenzhen and Hong Kong to better serve the growing telecommunication business in China. The company has been informed that Fibersense is committed to providing cost effective integrated VOIP system solutions conforming to all of China and to the international standards.
    Mr. Bell stated that he anticipates if the negotiations are successful, that all parties will execute the definitive agreements on or before June 15, 2004.

    Statements in this news release may constitute forward-looking statements made under the safe harbor provisions of the applicable securities acts and regulations, and as such are subject to numerous risks and uncertainties that could affect actual future results, including, but not limited to the uncertainty that any of the matters contained therein will happen and other risks as may be detailed from time to time in the company's filings with the Securities and Exchange Commission. Thus, the actual results may differ materially from those contained in this news release. The company disclaims any obligation to update any statements in this news release. E-mail Donald K. Bell, President/CEO at discoveryinvestments@yahoo.com.

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    CONTACT: Discovery Investments, Inc.
             Donald Bell, 866-351-5099

    SOURCE: Discovery Investments, Inc.